Exhibit 99.3

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G350

Honolulu, Hawai’i 96819

December 11, 2013

Mr. Zac S. Hirzel

Hirzel Capital Management, LLC

3963 Maple Avenue, Suite 170

Dallas, Texas 75201

Dear Mr. Hirzel:

This letter (this “Agreement”) constitutes the agreement between Hawaiian Holdings, Inc. (the “Company”), on the one hand, and you, Hirzel Capital Management LLC (“HCM”) and each private investment funds or managed account over which HCM has discretionary authority (the “Stockholder Affiliates”), on the other hand, with respect to the matters set forth below. You, HCM and the Stockholder Affiliates and the affiliates (as defined below) of each of the forgoing are collectively referred to as the “Stockholder Group.”

1. The Company agrees that it will take all necessary action to appoint you as a director effective as of the start of the regularly-scheduled February meeting of the Company’s Board of Directors (the “Board”) and include you on the slate of directors for the 2014 Annual Meeting (as defined below).

2. The Stockholder Group acknowledges that, as a condition to appointing you to the Board, the Company may require you to agree (in writing if requested), during the term of any service as a director of the Company, to (a) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and corporate governance guidelines, in each case as amended from time to time; and (b) keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and its committees, unless previously disclosed publicly by the Company.

3. During the Effective Period (as defined below), (a) the Stockholder Group will publicly support and recommend that the Company’s stockholders vote for the election of each member of the Company’s slate of directors (including, without limitation, the Company’s nominees at the Company’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”)) at each meeting of the Company’s stockholders that is called by or on behalf of the Company; and (b) the Stockholder Group will cause all Voting Securities (as defined below) that it is entitled to vote at each such meeting (whether held of record or beneficially) to be present for quorum purposes and to be voted at such meeting in accordance with the recommendation of the Board on each item presented at such meeting.

4. Subject to paragraph 9, the Stockholder Group agrees that during the period commencing on the date of this Agreement and ending on the later of (i) the Company’s 2016 Annual Meeting of Stockholders or (ii) twelve (12) months after the conclusion of your service on the Board (the “Effective Period”), no member of the Stockholder Group will, and each such member will cause its respective principals, directors, stockholders, members, general partners, officers, employees, agents, representatives and affiliates not to, in any way, directly or indirectly:

(a) make, participate in or induce any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies with respect to the election or removal of directors or any other matter or proposal, or seek to advise, induce or influence any Person with respect to the voting of any Voting Securities;

(b) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC), directly or indirectly, the Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or cause or induce any Person to initiate or submit any such shareholder proposal;

(c) (i) other than as provided in this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board, or (ii) seek, alone or in concert with others, the removal of any member of the Board;

(d) make a request for any stockholder list or other similar Company records;

(e) form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities, or deposit any Voting Securities into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other members of the Stockholder Group with respect to Voting Securities now or hereafter owned by them;

(f) act, alone or in concert with others, to (i) control or seek to control, or influence or seek to influence, the management, the Board or the policies of the Company; or (ii) seek, propose or make any public statement with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transaction involving the Company or its subsidiaries;

(g) with respect to the Company or the Voting Securities, (i) other than with the members of the Stockholder Group, communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) pursuant to the Exchange Act; (ii) participate in, or take any action pursuant to, any “proxy access” proposal adopted by the SEC; or (iii) conduct any nonbinding referendum or “stockholder forum,” or hold a “town hall” regarding the Company;

(h) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions, derivative agreements or otherwise, voting rights decoupled from the underlying Voting Shares held by the Stockholder Group to any third party;

(i) make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board or the Company, its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including, without limitation, any intent, purpose, plan or proposal that is conditioned on, or would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(j) other than with the members of the Stockholder Group, have any discussions or communications, or enter into any agreements, understandings or arrangements (whether written or oral), with, or advise, finance, assist or encourage, any Person in connection with any of the foregoing, or make any investment in or enter into any arrangement or understanding or form a “group” with any Person that engages, or offers or proposes to engage, in any of the foregoing; or

(k) beneficially own any Voting Securities in excess of fifteen percent (15%) of the total issued and outstanding Voting Securities, subject to the consent of the Board to increase such limitation (it being understood that any request for such consent shall (i) be made on a non-public basis and (ii) not be made in a manner that could reasonably be expected to require the Company to make any public disclosure relating to such request); or

(l) take or seek to take, or cause or seek to cause or solicit others to take, any action inconsistent with any of the foregoing.

5. Nothing in this Agreement shall be construed to (a) require any third-party investor in any private investment fund managed by HCM or its affiliates that is not a member of the Stockholder Group, with respect to any Voting Securities other than those held by the Stockholder Group on behalf of such third-party investor, to comply with the provisions of paragraph 4 so long as such third-party investor is not acting in concert with, or at the instruction or request of, or otherwise taking any of the actions described in paragraph 4(e) with, any member of the Stockholder Group.

6. During the Effective Period, the Stockholder Group will not engage in any sale, transfer or other disposition of any Voting Securities to any Person other than to another member of the Stockholder Group as of the date of this Agreement, except for (a) privately negotiated sales so long as the transferee immediately following any such sale would not, together with such transferee’s affiliates, beneficially own in the aggregate more than five percent (5%) of the Voting Securities then outstanding; (b) sales made in compliance with Rule 144; and (c) to a third-party purchaser in connection with a change in control transaction of the Company that is approved by the Board.

7. During the Effective Period, the Stockholder Group and the Company each agree that they will refrain from disparaging, impugning or taking any action reasonably likely to damage the reputation of the other party or the directors or officers of the Company.

8. The Stockholder Group represents that it has provided the Company with a true and correct list of all Voting Securities beneficially owned by the members of the Stockholder Group as of the date of this Agreement.

9. Notwithstanding anything to the contrary in this Agreement, you, during the term of your service as a director of the Company, will not be prohibited from acting in your capacity as a director, including taking any of the actions specified in paragraph 4 (so long as any such actions are taken (a) solely in your capacity as a director and (b) in furtherance of your fiduciary duties to the Company’s stockholders), and complying with your fiduciary duties as a director of the Company in the ordinary course of business in your role as a director of the Company, all in accordance with the agreement set forth in paragraph 2.

10. The Company and the Stockholder Group each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

11. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served if (a) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received, or (b) if given by any other means, when delivered in person, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G350

Honolulu, Hawai’i 96819

Attn:   Hoyt H. Zia, Senior Vice President and General Counsel

Fax:    (808) 835-3690

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attn:     Aaron J. Alter

  Bradley L. Finkelstein

Fax:      (650) 493-6811

If to the Stockholder Group to:

Hirzel Capital Management, LLC

3963 Maple Avenue, Suite 170

Dallas, Texas 75201

Attn:     Zac Hirzel

Fax:      (214) 999-0020

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attn:     Burke A. McDavid

Fax:      (214) 969-4343

12. As used in this Agreement, (a) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become affiliates of any Person subsequent to the date of this Agreement; (c) the term “Voting Securities” shall mean the shares of the Company’s common stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; (d) the term “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; and (e) the term “beneficially own” or “beneficially owned” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

13. This Agreement may be executed by the parties hereto in separate counterparts (including by fax, .jpeg, .tiff, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Stockholder Group and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the federal or state courts located in Wilmington, Delaware; and (d) irrevocably waives the right to trial by jury.

15. This Agreement constitutes the only agreement between the Stockholder Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

17. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Person.

18. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature page follows.]

CONFIDENTIAL

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

HAWAIIAN HOLDINGS, INC.

By:	/s/ Mark B. Dunkerley
Name: Mark B. Dunkerley
Title: President and Chief Executive Officer

Acknowledged and agreed to as of the date
first written above:

HIRZEL CAPITAL MANAGEMENT, LLC

By:	/s/ Zac S. Hirzel
Name: Zac S. Hirzel
Title:Managing Member

ZAC S. HIRZEL

/s/ Zac S. Hirzel